NETWORK-1 SECURITY SOLUTIONS, INC.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-143710

PROSPECTUS SUPPLEMENT NO. 10
(To Prospectus dated April 10, 2012)

This is a prospectus supplement to our prospectus dated April 10, 2012 (the “Prospectus”) relating to the resale from time to time by selling stockholders of up to 5,904,897 shares of our common stock, including shares issuable upon exercise of outstanding warrants and options.  On December 20, 2012, we filed with the Securities and Exchange Commission a Current Report on Form 8-K.  The text of the Current Report on Form 8-K is attached to and a part of this supplement.

This prospectus supplement should be read in conjunction with the Prospectus and may not be delivered or utilized without the Prospectus.  This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information provided by this prospectus supplement supersedes the information contained in the Prospectus.

The securities offered by the Prospectus involve a high degree of risk.  You should carefully consider the “Risk Factors” referenced on pages 6-16 of the Prospectus in determining whether to purchase the common stock.

The date of this prospectus supplement is December 20, 2012.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

_______________________

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):       December 19, 2012

Network-1 Security Solutions, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-15288	11-3027591
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

445 Park Avenue, Suite 1020, New York, New York 10022

(Address of principal executive offices)

Registrant’s telephone number, including area code:  (212) 829-5770

NA

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⁭  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⁭  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⁭  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⁭  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

 (d)  On December 19, 2012, the Board of Directors of Network-1 Security Solutions, Inc. (the “Company”) elected Niv Harizman and Allison Hoffman as members of the Board of Directors.  Mr. Harizman and Ms. Hoffman will serve as directors until their respective successors shall have been duly elected and qualified or until their respective earlier resignation or removal.

Niv Harizman, age 48, is a Managing Member of Tyto Capital Partners LLC, a private investment firm specializing in debt and equity investments in middle market companies and special situations, a position he has held since August 2010.  From May 2005 to April 2010, Mr. Harizman was a Founding Partner and Head of Corporate Finance at Plainfield Asset Management LLC, a privately held registered investment adviser focused on alternative investments.  From May 2000 until May 2005, Mr. Harizman was a member of the Mergers & Acquisitions Group of Credit Suisse First Boston LLC where he was a Managing Director from 2001-2005 and a Director from 2000 to 2001. From 1995 until 2000, Mr. Harizman was employed by Bankers Trust and its successors including BT Alex Brown Incorporated and Deutsche Bank in various investment banking positions in the Mergers & Acquisitions Group and Leveraged Finance Group.  Mr. Harizman received a B.B.A. from the University of Texas at Austin and an M.B.A. from the University of Chicago Graduate School of Business.

Allison Hoffman, age 42, has been providing legal services on a consulting basis since December 2012.  From June 1999 to September 2012, Ms. Hoffman was employed by ALM Media LLC, a leading provider of specialized news and information for the legal and commercial real estate sectors, as Senior Vice President, Chief Legal Officer and Secretary (January 2007 – September 2012), Vice President, General Counsel and Secretary (August 2001 to December 2006) and Assistant General Counsel (June 1999 – July 2001).  From 1995 to 1999, Ms. Hoffman was an associate in the corporate finance department of Skadden, Arps, Slate, Meagher and Flom LLP.  Ms. Hoffman received a B.S. in Economics and a B.A. in Psychology from the University of Pennsylvania and a J.D. from the University of Chicago Law School.

There are no arrangements or understandings between Mr. Harizman or Ms. Hoffman and any other persons pursuant to which they were elected as directors.  Additionally, there are no transactions involving the Company and Mr. Harizman or Ms. Hoffman that the Company would be required to report pursuant to Item 404(a) of Regulation S-K.

In connection with their election to the Board of Directors, the Company granted to each of Mr. Harizman and Ms. Hoffman a five year option to purchase 50,000 shares of the Company’s common stock at an exercise price of $1.14 per share.  Each option shall vest quarterly over one year beginning on March 19, 2013, in equal installments of 12,500 shares per quarter.

(b)  On December 20, 2012, Robert Pons resigned from the Board of Directors of the Company.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NETWORK-1 SECURITY SOLUTIONS, INC.

Dated: December 20, 2012	By:	/s/ Corey M. Horowitz
Name: Corey M. Horowitz
Title: Chairman & Chief Executive Officer

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